EXHIBIT 99.1 TO FORM 8-K

                               WESTWOOD ONE, INC.
                                 PRESS RELEASE

                                                        FOR IMMEDIATE RELEASE
                                                      CONTACT: JACQUES TORTOROLI
                                                      (212) 314-9215


                    WESTWOOD ONE, INC. REPORTS FULL-YEAR AND
                      FOURTH QUARTER 2002 OPERATING RESULTS

                          YEAR ENDED DECEMBER 31, 2002
                          ----------------------------
                               NET REVENUES UP 7%
                           OPERATING CASH FLOW UP 15%
                         FREE CASH FLOW PER SHARE UP 17%
            NET INCOME UP 24% (Assuming Adoption of SFAS 142 in 2001)
       NET INCOME PER SHARE UP 28% (Assuming Adoption of SFAS 142 in 2001)

                               FOURTH QUARTER 2002
                               -------------------
                               NET REVENUES UP 10%
                           OPERATING CASH FLOW UP 15%
                         FREE CASH FLOW PER SHARE UP 12%
            NET INCOME UP 18% (Assuming Adoption of SFAS 142 in 2001)
       NET INCOME PER SHARE UP 21% (Assuming Adoption of SFAS 142 in 2001)


     New York, NY -- February 11, 2003 - Westwood One, Inc. (NYSE: WON) today reported record operating cash flow, free cash flow and net income for the year and the fourth quarter ended December 31, 2002.

Full Year 2002
--------------

     Operating Cash Flow (defined as operating income plus depreciation and amortization) for the year ended December 31, 2002 was a record $190.4 million compared with $166.0 million in 2001, an increase of approximately $24.4 million, or 15%. The increase was primarily attributable to higher revenue combined with tight cost controls and reductions in affiliate and personnel costs.

     Net revenues for 2002 were $550.8 million compared with $515.9 million in 2001, an increase of approximately $34.9 million, or 7%. The increase was due principally to higher advertising rates and better inventory management at the network and traffic divisions, the exclusive radio broadcast of the Winter Olympics from Salt Lake City in the first quarter and new programming launches.

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     Free Cash Flow (defined as net income plus  depreciation  and  amortization less capital expenditures) increased 14% to a record $116.3 million compared with $102.3 million in 2001, an increase of approximately $14.0 million. The 2001 free cash flow was computed on a pro forma basis assuming the Company had adopted the provisions of SFAS 142 as of January 1, 2001. Free cash flow per diluted share for 2002 was a record $1.07 compared with a pro forma $.91 per diluted share in 2001, an increase of approximately $.16, or 17%.

     Net income for 2002 was a record $109.1 million ($1.03 per basic share and $1.00 per diluted share) compared with $43.2 million ($.40 per basic share and $.38 per diluted share) in 2001, an increase of approximately $65.9 million, or 153%. Assuming the Company had adopted SFAS 142 as of January 1, 2001, net income and net income per basic and diluted share would have increased by 24%, 26% and 28%, respectively.

     Joel Hollander, President and Chief Executive Officer of Westwood One, commented "We delivered record operating results in nearly all financial measurements in 2002 by creating new and innovative programming and focusing on the development of new business, while at the same time controlling our costs. I am particularly pleased that we achieved these record results in what was a difficult advertising climate for most of the year."

     Jacques Tortoroli, Executive Vice President and Chief Financial Officer of Westwood One, stated: "We are pleased with our fourth quarter and full year operating results as well as our strong balance sheet. We took advantage of the historically low interest rates available for long-term borrowings in the quarter, issuing $200 million in a combination of 7 and 10-year fixed rate Senior Unsecured Notes, and using the proceeds to repay our term loan and reduce our revolving credit borrowings. We continue to believe that the best use of our available cash is to repurchase our Common Stock. In 2002, we repurchased over
7.4 million shares and warrants for over $239.4 million, including more than 1.5 million shares for $55.9 million in the fourth quarter."

Fourth Quarter 2002
-------------------

     Operating Cash Flow for the fourth quarter of 2002 was a record $59.2 million compared with $51.4 million in the fourth quarter of 2001, an increase of approximately $7.8 million, or 15%. The increase was principally attributable to higher advertising revenues.

     Net revenues for the fourth quarter of 2002 increased 10% to $149.8 million compared with $136.7 million in the fourth quarter of 2001, an increase of $13.1 million. The increase was principally attributable to higher advertising rates and improved inventory utilization at the network and traffic divisions, as well as the creation of additional inventory through new program initiatives at the network division.

     Depreciation and amortization expense for the fourth quarter of 2002 was $2.9 million compared with $16.5 million in the fourth quarter of 2001, a decrease of approximately $13.6 million, or 83%. The decrease resulted primarily from the Company's required adoption of SFAS 142, under which the Company no longer amortizes goodwill.

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     Operating  income for the fourth quarter of 2002 rose  approximately  $21.4 million, or 61%, to a record $56.4 million compared with $35.0 million in 2001. Assuming the adoption of SFAS 142 on January 1, 2001, the Company's operating income increased approximately 22%.

     The Company's effective income tax rate for the fourth quarter of 2002 was 37% compared with 51% in the fourth quarter of 2001, resulting from the Company's adoption of SFAS 142. Assuming the Company had adopted SFAS 142 as of January 1, 2001, the Company's 2001 effective income tax rate would have been approximately 35%.

     Free Cash Flow for the fourth quarter of 2002 was a record $36.4 million compared with $33.6 million in the fourth quarter of 2001, an increase of approximately $2.8 million, or 9%. The 2001 free cash flow was computed on a pro forma basis assuming the Company had adopted the provisions of SFAS 142 as of January 1, 2001. Free Cash Flow per share for the fourth quarter of 2002 was $.34 per diluted share compared with a pro forma $.30 per diluted share in the fourth quarter of 2001, an increase of $.04, or 12%.

     Net income for the fourth quarter of 2002 was a record $34.5 million ($.33 per basic share and $.32 per diluted share) compared with $16.3 million ($.15 per basic and diluted share) in the fourth quarter of 2001, an increase of approximately $18.2 million, or 112%. Assuming the Company had adopted SFAS 142 as of January 1, 2001, net income and net income per diluted share would have increased by 18% and 21%, respectively.

2003 Outlook
------------

     For full year 2003, the Company continues to expect to deliver mid-single digit revenue growth and double-digit growth in Operating Cash Flow and Free Cash Flow per Share. The Company expects full year Operating Cash Flow to be in the range of $210 - $215 million. For the first quarter of 2003, the Company expects to deliver revenue growth in the low to mid-single digit range and double-digit growth in Operating Cash Flow.

     Westwood One provides over 150 news, sports, music, talk, entertainment programs, features, live events and 24/7 Formats. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries including news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages update information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 7,500 radio stations. Westwood One, Inc. is managed by Infinity Broadcasting Corporation, a wholly-owned subsidiary of Viacom, Inc.

     Certain statements in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases "guidance," "expect," "anticipate," "estimates" and "forecast" and

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similar  words or  expressions  are  intended to identify  such  forward-looking statements.  In addition  any  statements  that refer to  expectations  or other
characterizations   of  future  events  or  circumstances  are   forward-looking
statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in economic conditions in the U.S. and in other countries in which Westwood One, Inc. currently does business (both general and relative to the advertising and entertainment industries); fluctuations in
interest   rates:   changes  in  industry   conditions;   changes  in  operating
performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; changes in tax rates; changes in capital expenditure requirements and access to capital markets. Other key risks are described in the Company's reports filed with the U.S. Securities and Exchange Commission. Except as otherwise state in this news announcement, Westwood One, Inc. does no undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.



                                      # # #


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                               WESTWOOD ONE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)


                                                        Three Months Ended              Year Ended
                                                            December 31,               December 31,
                                                        ------------------             ------------

                                                         2002          2001         2002          2001
                                                         ----          ----         ----          ----

GROSS REVENUES                                         $174,223     $157,729      $640,927      $597,719
  Less Agency Commissions                                24,409       21,025        90,176        81,779
                                                        -------      -------       -------       -------
NET REVENUES                                            149,814      136,704       550,751       515,940
                                                        -------      -------       -------       -------
Operating Costs and Expenses Excluding
  Depreciation and Amortization                          88,570       83,781       352,385       343,120
Depreciation and Amortization                             2,884       16,480        11,464        67,611
Corporate General and Administrative Expenses             2,002        1,478         8,005         6,816
                                                        -------      -------       -------       -------
                                                         93,456      101,739       371,854       417,547
                                                        -------      -------       -------       -------
OPERATING INCOME                                         56,358       34,965       178,897        98,393
Interest Expense                                          1,838        1,695         6,955         8,705
Other Income                                                 -7          -76          -110           929
                                                        -------      -------       -------       -------
INCOME BEFORE INCOME TAXES                               54,527       33,346       172,052        88,759
INCOME TAXES                                             20,031       17,064        62,937        45,564
                                                        -------      -------       -------       -------

NET INCOME                                              $34,496      $16,282      $109,115       $43,195
                                                        =======      =======       =======       =======

NET INCOME PER SHARE:
   BASIC                                                  $0.33        $0.15         $1.03         $0.40
                                                        =======      =======       =======       =======
   DILUTED                                                $0.32        $0.15         $1.00         $0.38
                                                        =======      =======       =======       =======

WEIGHTED AVERAGE SHARES OUTSTANDING:
   BASIC                                                104,626      107,108       105,992       107,551
                                                        =======      =======       =======       =======
   DILUTED                                              107,437      110,982       109,101       112,265
                                                        =======      =======       =======       =======
